Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NERDWALLET, INC.

NerdWallet, Inc., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.The name of the Corporation is NerdWallet, Inc.
2.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation of NerdWallet, Inc. filed with the Secretary of State on November 8, 2021 (the “Certificate of Incorporation”).
3.The Board of Directors of the Corporation, at a meeting duly convened and held, approved, ratified and duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation, declaring such amendment to be advisable.
4.Thereafter, this Certificate of Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.
5.Section A of Article VI of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“VI.
The liability of the directors and officers of the Company for monetary damages for breach of fiduciary duty as a director or officer shall be eliminated to the fullest extent permitted under applicable law.”
6.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
7.This amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

Exhibit 3.1
I, the undersigned, as the Chief Executive Officer of the Corporation, have signed this Amended and Restated Certificate of Incorporation as of the 15th day of May, 2024.

/s/ Tim Chen
Tim Chen
Chief Executive Officer